Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

September 28, 2011

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Re: Warrants to Purchase Common Stock of SunTrust Banks, Inc.

Ladies and Gentlemen:

We have acted as counsel for SunTrust Banks, Inc., a Georgia corporation (the “Company”), in connection with the offering by the United States Department of the Treasury (“Treasury”) of 6,008,902 warrants issued December 31, 2008 (the “Warrants”), representing the right to purchase an aggregate of up to that same number of shares (the “Warrant Shares”) of the Company’s common stock, par value $1.00 per share.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the laws of the States of New York and Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Warrants are legal, valid and binding obligations of the Company, enforceable in accordance with their terms, and that when issued, delivered to and paid for by the exercising holder of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an Exhibit to the current report on Form 8-K filed on September 28, 2011 and to the reference to us under the caption “Validity of the Warrants” in the Prospectus Supplement dated September 22, 2011.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP